UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2007
Date of Report (Date of earliest event reported)

TERRACE VENTURES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50569	91-2147101
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

810 Peace Portal Drive, Suite 202,
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 220-5218
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01        Entry Into A Material Definitive Agreement.

Loan Agreement with Solara Technologies Inc.

On May 18, 2007, Terrace Ventures Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with its proposed merger candidate, Solara Technologies Inc. (“Solara”), a British Columbia company. Under the terms of the Loan Agreement, the Company will loan the principal amount of $200,000 US to Solara. The loan matures May 25, 2008, and accrues interest at a rate of 8% per annum payable on maturity. $75,000 US of the loan proceeds have been advanced to date and the balance of $125,000 will be advanced on May 25, 2007.

The loan fulfills a requirement under the letter of intent dated February 28, 2007 between the Company and Solara outlining a proposed merger of the Company and Solara on a basis that will result in the existing shareholders of Solara owning approximately 70% of the issued and outstanding shares of the post-merger entity.

A formal agreement for the proposed merger is expected to be completed and executed in the near future. The merger will be subject to a number of customary conditions including the delivery by Solara of required financial statements, and approval by the shareholders of Solara.

Under the terms of the Loan Agreement, Solara is required to:

(a)	enter into a formal merger agreement within 60 days of the date of the Loan Agreement;

(b)	obtain shareholder approval of the proposed merger within 90 days of the date of the Loan Agreement;

(c)	provide required financial statements within 90 days of the Loan Agreement; and

(d)	complete the proposed merger within 120 days of the Loan Agreement.

Failure by Solara to meet the above obligations would entitle the Company to declare the loan in default and demand immediate repayment.

The loan is secured by an assignment of certain tax credits which Solara represents that it is entitled to claim and receive and have a value of not less than $200,000 US.

A copy of the Loan Agreement is attached as an exhibit to this Current Report on Form 8-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01        Financial Statements And Exhibits

(c)        Exhibits

10.1	Loan Agreement dated May 18, 2007 between the Company and Solara Technologies Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRACE VENTURES INC.

Date: May 23, 2007
	By:	/s/ Howard Thomson
HOWARD THOMSON
President and Chief Executive Officer